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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Hollinger International Inc.:

We consent to incorporation by reference in the registration statements
No. 333-17111 on Form S-3 and No. 33-88810 on Form S-8 of Hollinger International Inc. of our report dated February 23, 1998 relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Hollinger International Inc.

                                                   /s/ KPMG Peat Marwick LLP /s/

Chicago, Illinois
March 27, 1998




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